NEWS RELEASE                                                            C2005-09
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DST Systems, Inc.           |         Contact:
333 West 11th Street        |         Thomas A. McDonnell (816) 435-8684
Kansas City, MO             |         President and Chief Executive Officer
64105-159                   |
                            |         Kenneth V. Hager (816) 435-8603
NYSE Symbol:  DST           |         Vice President and Chief Financial Officer
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FOR IMMEDIATE RELEASE                                         Page 1

              DST SYSTEMS, INC. ANNOUNCES SALE OF VIDEO/BROADBAND
       CABLE/SATELLITE TV CUSTOMER CARE AND BILLING BUSINESS TO AMDOCS
                                    LIMITED

July 5, 2005 - DST Systems, Inc. (NYSE: DST) today announced the sale and closing of its Video Broadband/Cable/Satellite TV Customer Care and Billing business (the "Business") to Amdocs Limited (NYSE: DOX) for $237.8 million in cash. The Business, which essentially represents DST's customer management segment, has approximately 700 employees and recorded operating revenues of $183 million for 2004. In the first quarter of 2005 operating revenues were $45 million. Included in the revenues were $49 million for 2004 and $13 million for the first quarter of 2005 representing inter-segment revenue for output services.

As part of the transaction, DST through its subsidiary DST Output will continue to provide electronic and print/mail services to customers of the Business under a long term contract with Amdocs. DST Output will be a preferred vendor of such services for customers of Amdocs in the United States. Under a separate agreement with Amdocs, DST will also continue to provide support of its AWD software for customers of the Business who currently utilize AWD.

DST expects to recognize a net after-tax gain of approximately $100 million and receive after tax proceeds of approximately $150 million in the third quarter 2005 in connection with the sale. DST expects the transaction to be somewhat dilutive to earnings per share. DST does not plan to account for the transaction as a discontinued operation due to the on-going cash flows that will be recorded by DST from the Business post close.


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The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.